Exhibit 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                                LOCH ENERGY, INC.


         The undersigned natural persons of the age of 18 years or more, acting as incorporators of a corporation under the Texas Business corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                 ARTICLE I. NAME

         The name of the Corporation is:

                                LOCH ENERGY INC.


                              ARTICLE II. DURATION

         The period of its duration is perpetual.


                              ARTICLE III. PURPOSES

         The purpose or purposes for which the Corporation is organized are:

A. To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; and

B. To have and exercise all rights and powers that are now or may hereafter be granted to a corporation by law.

Without limiting in any way the broad, general powers hereinabove granted to the corporation, it is expressly agreed that these powers include the power:

(1)      To  pay  pensions  and  establish   pension  plans,   pension   trusts,
         profitsharing plans, stock bonus plans, and other incentive plans for all of, or any class or classes of its officers and/or employees;

(2) To be an organizer, partner, member, associate, or manager of any partnership, joint venture, or other enterprise, and to the extent permitted in any other jurisdiction to be an incorporator of any other corporation of any type or kind; and

(3)     To grant franchises and licenses.

The powers of the Corporation may be exercised by it anywhere in the world; and the hereinabove set forth recital of specific powers of the Corporation shall not be interpreted to prohibit the Corporation from exercising other powers of corporations now or hereafter legally permitted to be exercised by corporations.

                           ARTICLE IV. CAPITALIZATION

         The aggregate number of shares which the Corporation shall have authority to issue is 60,000,000 shares at $.001 par value each.

                           ARTICLE V. STOCK STRUCTURE

         The Corporation is authorized to issue multiple classes of shares of stock, namely 50,000,000 common shares, and 10,000,000 preferred shares.

         The Board of Directors shall have authority to establish the series of preferred and common shares, and fix the variations in the relative rights and preferences between the series with the consent of shareholders.

                          ARTICLE VI. PREEMPTIVE RIGHTS

         The shareholders of this corporation shall not have the preemptive right to subscribe to any and all issues of shares and securities of this corporation (whether now existing or hereafter authorized), except to the extent limited or denied by Article 2.22-1, Subparagraph B (or any other portion) of the Texas Business Corporation Act, as now existing or hereinafter amended.

                         ARTICLE VII. CUMULATIVE VOTING

         The shareholders shall not have the right of cumulative voting.

                         ARTICLE VIII. ISSUANCE OF STOCK

         The Corporation will not commence business until it has received for the issuance of its shares consideration in the value of at least $1,000 consisting of money, labor done, or property actually received.

                          ARTICLE IX. REGISTERED OFFICE

         The street address of the Corporation's initial registered office is:

                             414 East Elm
                             Gainesville, Texas  76240

and the name of its initial registered agent at such address is:

                              Glenn Loch


                           ARTICLE X. INDEMNIFICATION

         A. To fullest extent  permitted by the Texas Business  Corporation Act,
Article 2,02-1, as the same may be hereafter amended, the Corporation shall indemnify any present or former director or officer of the Corporation and each member of any committee of the board of directors of the Corporation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with a proceeding in which the person was, is, or is threatened to be made a named defendant or respondent because the person is or was a director or officer or member of any committee of the board of directors of the corporation.

         B. Notwithstanding anything to the contrary contained in these Articles of Incorporation or in any other corporate documents now or hereafter issued or adopted by this corporation, in no event shall the board of directors or the shareholders of this corporation have any power or authority whatsoever to amend these Articles of Incorporation, adopt or amend any By-Laws, or pass any resolutions, if any purported retroactive application of any such act or action would adversely affect the indemnification rights afforded from time to time to persons. acting on behalf of the corporation in connection with any acts or failures to act which any such persons may have committed prior to any change in the indemnification policies of this corporation

         C. In addition to the other indemnification provisions set forth in this Article, and to the fullest extent authorized or permitted by Article 2.02-1.R of the Texas Business Corporation Act (as the same may be hereafter amended, including any successor provision), the Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in. such a capacity or arising out of his status as such a person, whether or not the Corporation would otherwise have the power to indemnify him against that liability under the applicable provisions of the Texas Business Corporation Act.

         D. In addition to all of the other indemnification provisions contained in this Article, the Corporation agrees to and shall indemnify and hold harmless any person who is or was a director or officer of the Corporation, or who is or was a, member of any committee of the board of directors, from and against any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs, and attorneys fees, arising out of or in any way connected with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and any appeals of any such actions, suits or proceedings, where the party to be indemnified hereunder was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer of the Corporation, or is or was a member of any committee of the board of directors of the Corporation, regardless of whether any such liability is due in whole or in part to the negligence of the party herein indemnified (it being the express intention of the Corporation that the indemnity provided for in this paragraph is indemnity by the Corporation to indemnify and protect such directors, officers and/or committee members from the consequences of their own negligence, whether that negligence is the sole or a concurring cause of the injury, death, damage or other liability asserted); provided, however, the liability assumed by the Corporation pursuant to this subparagraph D shall not exceed the limits of liability insurance or other arrangement covering any such occurrence as may be carried from time to time by the Corporation pursuant to the provisions of subparagraph B above.

                        ARTICLE XI. INTERESTED DIRECTORS

         A. The Corporation may enter into contracts or transact business with one or more of its directors, officers, shareholders or employees or with any firm of which one or more of its directors, officers, shareholders or employees are members or employees, or in which they are otherwise interested, or with any corporation or association in which any of its Directors, Officers, shareholders or employees are stockholders, directors or officers, members, employees or otherwise interested, and no such contract or other transaction shall be void or voidable or otherwise affected by reason of such directorship, office, membership in, employment by, stock ownership in or other interest in the Corporation or association or any such membership in, employment by or interest in such other firm, notwithstanding that this corporation's director, officer, shareholder or employee having any such position, status or interest with such other firm, corporation or association was present at or participated in the meeting of the board of directors or committee thereof necessary to authorize, approve, ratify or otherwise obligate this corporation upon such contract or transaction, if:

         (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors of the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

         (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

         (3) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the shareholders.

         B. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

         C. This provision shall not be construed to make any director, officer, shareholder or employee of this corporation liable to account to this corporation, by reason of such directorship, office, share ownership or interest or employment, for any profits realized by, from, or through any such transaction or contract with this corporation.

         D. Nothing herein contained shall create liability in the events above-described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner permitted by law. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto or which would otherwise be valid in the absence of this provision.

                             ARTICLE XII. DIRECTORS

         The number of directors constituting the initial board of directors is two (2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

         NAME                                    ADDRESS

         Glenn Loch                          414 East Elm
                                             Gainesville, Texas 76240

The number of directors may be increased of decreased from time to time in accordance with the By-Laws of the Corporation; provided, however, that the number of directors shall never be less than one (1).


                       ARTICLE XIII. AMENDMENT TO ARTICLES

         The Articles of Incorporation of this corporation may be amended in the manner prescribed by the Texas Business Corporation Act upon requisite action by the board of directors and shareholders pursuant thereto; save and except, however, to the extent permitted or in the future permitted, by the Texas Business Corporation Act, in lieu of the shareholder approval requirements of Subparagraph A(3) of Article 4.02 of the Texas Business Corporation Act (but without purporting to waive or supersede applicable requirements for action by the board of directors), it is hereby provided that the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of more than one-half (1/2) of the outstanding shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event, the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of more than one-half (1/2) of the shares within each class of outstanding shares entitled to vote thereon as a class and of more than one-half (1/2) of the total outstanding shares entitled to vote thereon.

                                  ARTICLE XIV.

                     SHAREHOLDERS ACTIONS WITHOUT A MEETING

         Any action required by the Texas Business Corporation Act, these Articles of Incorporation or the By-laws of the Corporation (as the same may be hereafter amended from time to time) to be taken at any annual or special meeting of shareholders of this corporation, or any action which may be taken at any annual or special meeting of the shareholders of this corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holder, of all shares entitled to vote on the action were present and voted.

         All requirements of Article 9.10.A. (1) through (5) of the Texas Business Corporation Act pertaining to such written consent or consents by shareholders (as the same may be hereafter amended from time to time) are incorporated herein by this reference.

                            ARTICLE XV. INCORPORATOR

         The name and address of the incorporator is:

                           Frank Moss
                           1177 West Loop South, Suite 560
                           Houston, Texas  77027

         In witness whereof, and for the purpose of forming the Corporation under the laws of the State of Texas, I, the undersigned incorporator of this corporation have executed these Articles of Incorporation on this the ________ day of May, 1998.



                                            Frank Moss, Incorporator
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